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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): NOVEMBER 8, 1999


                               CISCO SYSTEMS, INC.
               (Exact name of registrant as specified in charter)


       California                        0-18225                 77-0059951
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)


170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA                      95134-1706
     (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (408) 526-4000


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Item 5.  Other Events

     On November 9, 1999 Cisco Systems, Inc. ("Cisco") announced a definitive agreement to acquire Aironet Wireless Communications, Inc. of Akron, Ohio ("Aironet") pursuant to an Agreement and Plan of Merger and Reorganization dated as of November 8, 1999 (the "Merger Agreement"), by and among Cisco, Osprey Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cisco ("Merger Sub"), and Aironet. Subject to the conditions set forth in the Merger Agreement (including approval by stockholders of Aironet), Merger Sub will be merged with and into Aironet (the "Merger"), with each share of Aironet Common Stock being converted into the right to receive approximately 0.637 shares of Cisco Common Stock. The value of the transaction, based on the trading price of Cisco's Common Stock on the date of the Merger Agreement, is approximately $799 million.

     The consummation of the Merger is subject to various conditions precedent, including (i) approval of the Merger Agreement by the stockholders of Aironet and (ii) expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Aironet has granted Cisco an option to acquire 2,826,375 shares of its common stock, at an exercise price of $48.00 per share, exercisable upon the occurrence of certain events. In addition, certain stockholders of Aironet have agreed to vote in favor of the approval of the Merger Agreement.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Exhibits.

Exhibit No.  Description
99.1
             Press Release of Registrant, dated November 9, 1999, announcing the definitive agreement to acquire Aironet.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               CISCO SYSTEMS, INC.



Dated:  November 16, 1999      By: /s/ LARRY R. CARTER
                               -------------------------------------------------
                               Larry R. Carter, Senior Vice President,
                               Finance and Administration,
                               Chief Financial Officer and Secretary


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                                 EXHIBIT INDEX

Exhibit No.  Description
99.1
             Press Release of Registrant, dated November 9, 1999, announcing the definitive agreement to acquire Aironet.


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